Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-203704) and related Prospectus of Whirlpool Corporation and to the incorporation by reference therein of our reports dated February 16, 2016, with respect to the consolidated financial statements and schedule of Whirlpool Corporation, and the effectiveness of internal control over financial reporting of Whirlpool Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

October 25, 2016